                                                                    EXHIBIT 11.1





                           BTG, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                        FISCAL YEAR ENDED                                 SIX MONTHS ENDED
                                                             MARCH 31,                                      SEPTEMBER 30,
                                        --------------------------------------------------      -----------------------------------
                                                                                    PRO                                       PRO
                                                                                   FORMA                                     FORMA
                                         1994          1995           1996        1996 (1)        1995          1996        1996(2)
                                       --------      --------       --------      --------      --------      --------      -------
Net income                             $  1,818      $  3,132       $  2,954      $  2,701      $  1,966      $  2,751      $ 3,345
                                       ========      ========       ========      ========      ========      ========      =======




Weighted average common stock
   shares outstanding during
   the period                             4,631         4,979          6,042         6,042         6,004         6,146        6,146

Dilute effect of common stock
   equivalents                              143           217            191           191           192           225          225

Pro forma effect of common stock
   issued in connection with the
   acquisition of CAI                        --            --             --            24            --            --           --

Pro forma effect of common stock
   issued in connection with the
   Offering                                  --            --             --         1,670            --            --        1,670
                                       --------      --------       --------      --------      --------      --------      -------

Weighted average shares of
   common stock and common
   stock equivalents                      4,774         5,196          6,233         7,927         6,196         6,371        8,041
                                       ========      ========       ========      ========      ========      ========      =======



Earnings per common and
   common equivalent share             $   0.38      $   0.60       $   0.47      $   0.34      $   0.32      $   0.43      $  0.42
                                       ========      ========       ========      ========      ========      ========      =======

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(1)      Assumes that (i) the acquisition of CAI, under which 50,057 shares of the Company's common stock were issued, (ii) the sale of 1,670,000 shares of Common Stock offered hereby at an assumed offering price of $16.88 per share, and (iii) the elimination of interest expense on Company borrowings to be repaid with the net proceeds of this offering had occurred at the beginning of the period.

(2) Assumes the sale by the Company of 1,670,000 shares of Common Stock offered hereby at an assumed offering price of $16.88 per share and the elimination of interest expense on Company borrowings to be repaid with the net proceeds of this offering had occurred at the beginning of the period.